                                                                    EXHIBIT 2.1

                        ASSET PURCHASE AND SALE AGREEMENT

                                      AMONG

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.

                                    AS BUYER

                            DATA STORAGE CENTER, INC.

                              DSC OF FLORIDA, INC.

                                       AND

                           DSC OF MASSACHUSETTS, INC.

                             COLLECTIVELY, AS SELLER

                                       AND

                             SUDDATH VAN LINES, INC.

                                 as Stockholder

                             AS OF FEBRUARY 18, 2000



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                                TABLE OF CONTENTS

                                                                                PAGE
  ARTICLE 1.          DEFINITIONS.................................................1
         Section 1.1.  Affiliate..................................................1
         Section 1.2.  Agreement..................................................1
         Section 1.3.  Business...................................................1
         Section 1.4.  Charter Documents..........................................2
         Section 1.5.  Closing....................................................2
         Section 1.6.  Closing Date...............................................2
         Section 1.7.  Contract and Contractual Obligation........................2
         Section 1.8.  Effective Time.............................................2
         Section 1.9.  Encumbrances...............................................2
         Section 1.10.  Event.....................................................2
         Section 1.11.  Excluded Assets...........................................2
         Section 1.12.  GAAP......................................................3
         Section 1.13.  HSR Act...................................................3
         Section 1.14.  Improvements..............................................3
         Section 1.15.  Knowledge.................................................3
         Section 1.16.  Leases....................................................3
         Section 1.17.  Leased Premises...........................................3
         Section 1.18.  Material Contract.........................................3
         Section 1.19.  Owned Premises............................................4
         Section 1.20.  Permitted Encumbrances....................................4
         Section 1.21.  Real Property.............................................4
         Section 1.22.  Seller Accounts Receivable................................4
         Section 1.23.  Subject Assets............................................4
         Section 1.24.  Taxes.....................................................4
         Section 1.25.  Other Definitions.........................................4
  ARTICLE 2.          SALE AND PURCHASE OF SUBJECT ASSETS.........................5
         Section 2.1.  Sale and Transfer..........................................5
         Section 2.2.  Purchase Price; Assumption of Certain Obligations..........6
         Section 2.3.  Allocation.................................................8
         Section 2.4.  Post-Closing Adjustment....................................8
  ARTICLE 3.          REPRESENTATIONS AND WARRANTIES  OF SELLER AND
                      STOCKHOLDER.................................................9
         Section 3.1.  Organization and Good Standing.............................9
         Section 3.2.  Authorization..............................................9
         Section 3.3.  Compliance With Other Instruments..........................9
         Section 3.4.  No Governmental or Other Authorization Required...........10
         Section 3.5.  Title; Judicial Orders; Sufficiency.......................10
         Section 3.6.  Contracts and Other Interests.............................10
         Section 3.7.  Taxes 11
         Section 3.8.  Litigation; Claims; Defaults..............................11
         Section 3.9.  Compliance with Laws......................................11
         Section 3.10.  Certain Environmental Matters............................11
         Section 3.11.  Real Property............................................12
         Section 3.12.  Condition of Subject Assets..............................14

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                                TABLE OF CONTENTS
                                   (Continued)

                                                                                PAGE
         Section 3.13.  Financial Statements.....................................14
         Section 3.14.  ERISA Plans..............................................15
         Section 3.15.  Absence of Certain Changes...............................15
         Section 3.16.  No Material Undisclosed Liabilities......................16
         Section 3.17.  Employment Arrangements..................................16
         Section 3.18.  Patents, Trademarks, Trade Secrets, Etc..................16
         Section 3.19.  Insurance................................................17
         Section 3.20.  Transactions with Interested Persons.....................17
         Section 3.21.  Records Services and Storage.............................17
         Section 3.22.  Business in Ordinary Course..............................17
         Section 3.23.  No Material Adverse Change...............................18
         Section 3.24.  Adverse Restrictions.....................................18
         Section 3.25.  Disclosure...............................................19
         Section 3.26.  Brokers..................................................19
         Section 3.27.  Year 2000 Compliance.....................................19
  ARTICLE 4.          REPRESENTATIONS AND WARRANTIES OF BUYER....................19
         Section 4.1.  Organization and Good Standing............................19
         Section 4.2.  Authorization.............................................19
         Section 4.3.  Compliance with Other Instruments.........................19
         Section 4.4.  Litigation................................................20
         Section 4.5.  No Governmental or Other Authorization Required...........20
         Section 4.6.  No Broker.................................................20
         Section 4.7.  Disclosure................................................20
  ARTICLE 5.          PRE-CLOSING AGREEMENTS.....................................20
         Section 5.1.  Access to Information and Facilities......................20
         Section 5.2.  Confidentiality...........................................21
         Section 5.3.  Additional Financial Statements...........................22
         Section 5.4.  Seller's Employees........................................22
         Section 5.5.  Continued Efforts.........................................23
         Section 5.6.  Operation of Business Prior to Closing....................23
         Section 5.7.  Monthly Financial Statements..............................24
         Section 5.8.  Notice of Developments....................................24
         Section 5.9.  Public Announcements......................................24
         Section 5.10.  Exclusivity..............................................24
  ARTICLE 6.          CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE.......25
         Section 6.1.  Accuracy of Representations and Performance of Seller.....25
         Section 6.2.  Absence of Certain Litigation.............................25
         Section 6.3.  Escrow Agreement..........................................25
         Section 6.4.  Confidentiality and Non-Competition Agreements............25
         Section 6.5.  Leases and Subleases of Leased and Owned Premises.........25
         Section 6.6.  Third Party Consents......................................26
         Section 6.7.  Corporate Approval........................................26
         Section 6.8.  Encumbrances..............................................26
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                                    ii

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                                TABLE OF CONTENTS
                                   (Continued)

                                                                                PAGE
         Section 6.9.  No Material Adverse Change................................26
         Section 6.10.  Trademark Assignment.....................................26
         Section 6.11.  Instruments of Conveyance and Transfer...................27
         Section 6.12.  Conversion and Removal...................................27
         Section 6.13.  Opinion of Seller's Counsel..............................27
         Section 6.14.  Divided Sublease Space...................................27
         Section 6.15.  Certificates, Etc........................................27
         Section 6.16.  Further Documents........................................27
         Section 6.17.  Non-Disturbance and Attornment Agreements................27
  ARTICLE 7.          CONDITIONS PRECEDENT TO OBLIGATION OF SELLER...............28
         Section 7.1.  Accuracy of Representations and Performance of Conditions.28
         Section 7.2.  Corporate Approval........................................28
         Section 7.3.  Absence of Certain Litigation.............................28
         Section 7.4.  Third Party Consents......................................28
         Section 7.5.  Escrow Agreement..........................................29
         Section 7.6.  Leases and Subleases of Leased and Owned Premises.........29
         Section 7.7.  Further Documents.........................................29
         Section 7.8.  Trademark Assignment......................................29
  ARTICLE 8.          THE CLOSING................................................29
         Section 8.1.  Closing and Closing Provisions............................29
         Section 8.2.  Deliveries by Seller and Stockholder......................30
         Section 8.3.  Deliveries by Buyer.......................................30
  ARTICLE 9.          POST-CLOSING MATTERS.......................................30
         Section 9.1.  Records of the Business...................................30
         Section 9.2.  Employees.................................................30
         Section 9.3.  Transitional Employee Services............................31
         Section 9.4.  Reasonable Efforts and Cooperation........................31
  ARTICLE 10.         TERMINATION................................................32
         Section 10.1.  Termination of Agreement.................................32
         Section 10.2.  Effect of Termination....................................32
  ARTICLE 11.         INDEMNIFICATION............................................32
         Section 11.1.  Survival.................................................32
         Section 11.2.  Indemnification..........................................33
         Section 11.3.  Limitation of Liability; Escrow Amount...................34
         Section 11.4.  Notice of Claims.........................................35
         Section 11.5.  Defense of Third Party Claims............................35
         Section 11.6.  Exclusive Remedy.........................................36
  ARTICLE 12.         MISCELLANEOUS PROVISIONS...................................36
         Section 12.1.  Commissions..............................................36
         Section 12.2.  Expenses.................................................36
         Section 12.3.  Headings; Schedules......................................36
         Section 12.4.  Counterparts.............................................37
         Section 12.5.  Rights of Parties........................................37

                                      iii

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                                TABLE OF CONTENTS
                                   (Continued)

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
                                                                                PAGE
         Section 12.6.  Assignment...............................................37
         Section 12.7.  Compliance with Bulk Sales Law...........................37
         Section 12.8.  Notices..................................................37
         Section 12.9.  Applicable Law; Jurisdiction and Remedies................38
         Section 12.10.  Additional Instruments and Assistance...................39
         Section 12.11.  Severability............................................39
         Section 12.12.  Pronouns and Terms......................................39
         Section 12.13.  Entire Agreement, Amendments and Waivers................39
         Section 12.14.  Construction............................................39


[The following schedules and exhibits have been omitted and will be supplementally filed with the Commission upon request.]


SCHEDULES

1.11              Excluded Assets
1.15              Basis for Knowledge
1.16              Leases
1.21              Real Property
2.2(c)(i)         Assumed Affiliate Contracts
2.2(c)(ii)        Specifically Excluded Contracts
2.2(d)            Initial Purchase Price Adjustments
2.3               Allocation of Purchase Price
3.4               Governmental Authorizations
3.5               Encumbrances; Vehicle and Equipment Leases; Excluded Useful Assets
3.6(a)            Material Contracts
3.6(c)            Significant Customers
3.7               Taxes
3.8               Litigation
3.9               Compliance with Laws/Permits
3.10              Environmental Matters
3.11              Real Property
3.11(a)           Owned Premises
3.11(b)           Leased Premises
3.13              Financial Statements
3.14              ERISA
3.15              Changes in Business
3.17              Employees
3.18              Intellectual Property Rights
3.20              Transactions with Affiliates
3.21              Records Services
3.22              Extraordinary events
3.24              Adverse Restrictions
4.5               Approvals and Third Party Consents

EXHIBITS

6.4               Form of Confidentiality and Non-Competition Agreement
6.5(a)(i)(A)      Form of Lease Assignments
6.5(a)(ii)(A)     Form of Sublease Agreements
6.5(b)            Form of Lease Agreement
6.5(c)            Form of Sublease Agreement for Dallas Location

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of the 18th day of February, 2000 by and among Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer"), Data Storage Center, Inc., a Florida corporation, DSC of Florida, Inc., a Florida corporation, and DSC of Massachusetts, Inc., a Massachusetts corporation (collectively, "Seller"), and Suddath Van Lines, Inc., a Florida corporation d/b/a Suddath Relocation Systems (the "Stockholder").

                                    RECITALS

         A. Seller is engaged, in the business of providing records storage and management in the greater metropolitan areas of Atlanta, Georgia; Boston, Massachusetts; Charlotte, North Carolina; Dallas, Texas; Deerfield Beach, Gainesville, Jacksonville, Melbourne, Miami, Orlando, Pensacola and St. Petersburg, Florida; Los Angeles, California; Richmond, Virginia; and Waldorf, Maryland under the trade name "Data Storage Center."

         B. Buyer desires to purchase, and Seller desires to sell, substantially all the assets of the Business (as hereinafter defined) on the terms and subject to the conditions contained in this Agreement.

         C. The Stockholder, which directly or indirectly owns 100% of the issued and outstanding stock of Seller, joins in this Agreement to confirm certain representations, warranties and agreements of Seller herein and to indemnify Buyer in connection with certain matters.

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller, the Stockholder and Buyer, intending to be legally bound, agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

         For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

         Section 1.1. AFFILIATE. The term "Affiliate" shall mean, with respect to any party hereto, (a) any individual or entity at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such party, (b) any general partner, executive officer or director of such party, and (c) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

         Section 1.2. AGREEMENT. The term "Agreement" shall mean all or any part of this Agreement, including all schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

         Section 1.3. BUSINESS. The term "Business" shall mean the records management and records storage businesses conducted by Seller in the greater metropolitan areas of Atlanta,

Georgia; Boston, Massachusetts; Charlotte, North Carolina; Dallas, Texas; Deerfield Beach, Gainesville, Jacksonville, Melbourne, Miami, Orlando and St. Petersburg, Florida; Los Angeles, California; Richmond, Virginia; and Waldorf, Maryland under the trade name "Data Storage Center" (it being understood that such Business does not include the moving and storage business of Seller's Affiliates or any records management and storage businesses conducted by Seller in the greater metropolitan area of Pensacola, Florida).

         Section 1.4. CHARTER DOCUMENTS. The term "Charter Documents" shall mean, with respect to any party hereto its charter or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock.

         Section 1.5. CLOSING. The term "Closing" shall mean the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article 8.

         Section 1.6. CLOSING DATE. The term "Closing Date" shall mean May 1, 2000, unless the conditions to closing in Articles 6 and 7 hereof have not been satisfied or waived on or before such date (other than those which require delivery of opinions or other documents at closing), in which case the Closing Date shall be on the third business day after the last of such conditions is satisfied or waived (other than those which require delivery of opinions or other documents at closing), or such other date as the parties may agree.

         Section 1.7. CONTRACT AND CONTRACTUAL OBLIGATION. The terms "Contract" and "Contractual Obligation" shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation which is outstanding or existing under any instrument, contract, lease or other contractual undertaking, whether written or oral, to which Seller or by which it or any of the Business is subject or its property or assets is bound.

         Section 1.8. EFFECTIVE TIME. The term "Effective Time" shall mean 12:01 a.m. eastern standard time on the Closing Date.

         Section 1.9. ENCUMBRANCES. The term "Encumbrances" shall mean any and all encumbrances, mortgages, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets.

         Section 1.10. EVENT. The term "Event" shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing

         Section 1.11. EXCLUDED ASSETS. The term "Excluded Assets" shall mean
(i) all cash and cash equivalents of Seller as determined in accordance with GAAP, (ii) those assets of Seller used exclusively in connection with Seller's moving and storage business, (iii) those assets of Seller principally devoted, as of June 30, 1999, to the operation of its records management and storage business in the greater metropolitan area of Pensacola, Florida, (iv) all real property, buildings and improvements of Seller (subject to any leasehold interests to be granted, assigned or demised pursuant to the terms of this Agreement), (v) all rights and interests of Seller in, and claims of Seller now or hereafter existing under, any insurance policies of Seller maintained in connection with the operation of the Business and Seller's records management and storage business in the greater metropolitan area of Pensacola, Florida, (vi) any rights and claims arising in connection with or otherwise related to an Excluded Liability, and (vii) those assets used in connection with or useful to the Business that are set forth on

         Schedule 1.11 hereof.

         Section 1.12. GAAP. The term "GAAP" shall mean generally accepted accounting principles in the United States.

         Section 1.13. HSR ACT. The term "HSR Act" shall mean the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Section 1.14. IMPROVEMENTS. The term "Improvements" shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property.

         Section 1.15. KNOWLEDGE. The term "Knowledge" or the phrases "to the knowledge of" or "to the best of Seller's knowledge," when used in reference to Seller or Stockholder, or both, shall mean (except as otherwise stated herein) matters actually known by James Spinney, Barry Vaughn, Robert Price, Michael Demont, Stephen Suddath and A. Quinn Bell, after inquiry of the General Managers of the Business. For purposes of this Section 1.15, the term "inquiry" shall mean the taking of only those actions set forth on Schedule 1.15.

         Section 1.16. LEASES. The term "Leases" shall mean the lease agreements entered into by Seller with regard to the Leased Premises and listed on Schedule
1.16 hereto, including all of Seller's rights under such lease agreements.

         Section 1.17. LEASED PREMISES. The term "Leased Premises" shall mean the buildings and improvements and land parcels on which they are located, that are leased by Seller pursuant to a Lease, and all other rights of Seller under any such Lease.

         Section 1.18. MATERIAL CONTRACT. The term "Material Contract" shall mean, with respect to the Business, any Contract that (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business that (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $100,000 during any one of the last three fiscal years, or (ii) is not terminable on sixty (60) days or less notice without penalty or other payment, (c) involves a capitalized lease obligation or indebtedness for borrowed money, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, (e) accounted for more than three percent (3%) of the revenues of the Business in any one of the last three fiscal years or is likely to account for more than three percent (3%) of the revenues of the Business during fiscal year 1999, (f) is a joint venture or similar Contract,
(g) is a non-disclosure or confidentiality agreement (other than those entered into in the ordinary course of business with customers, suppliers and employees), (h) constitutes or contains a power of attorney, or (i) prohibits Seller from freely engaging in any business or competing anywhere in the world.

         Section 1.19. OWNED PREMISES. The term "Owned Premises" shall mean, collectively, all of the Real Property and the Improvements.

         Section 1.20. PERMITTED ENCUMBRANCES. The term "Permitted Encumbrances" shall mean (a) liens for Taxes, assessments and governmental charges with respect to the Subject Assets not yet due and payable; (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of the Owned Premises or Leased Premises as currently operated and constructed; and (c) any other non-monetary encumbrances that do not impair marketability and do not materially interfere with the use of the Subject Assets or the Business as currently operated and constructed.

         Section 1.21. REAL PROPERTY. The term "Real Property" shall mean the real property owned by Seller and described on Schedule 1.21 attached hereto, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect thereto.

         Section 1.22. SELLER ACCOUNTS RECEIVABLE. The term "Seller Accounts Receivable" shall mean Seller's billed and unbilled accounts receivable, net of allowances for doubtful accounts in accordance with GAAP, in connection with the Business which (a) were generated in the ordinary course of business and represent fully completed bona fide transactions that require no further act on the part of Seller, (b) are not subject to any claim or counterclaim, setoff or deduction, and (c) represent valid obligations owing to Seller by account debtors.

         Section 1.23. SUBJECT ASSETS. The term "Subject Assets" shall mean all of those assets and properties of Seller used, useful to or held by Seller in the operation of the Business including, without limitation, all racking, shelving, warehouse equipment, owned and leased vehicles, office equipment, telephone systems, security systems, computers, computer programs (including data security inventory software), customer Contracts, deposits, the right to use the name "Data Storage Center," non-competition and confidentiality agreements obtained by Seller for the benefit of the Business, accounts receivable and security deposits; PROVIDED, HOWEVER, that the Subject Assets shall not include the Excluded Assets.

         Section 1.24. TAXES. The term "Taxes" shall mean any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.

         Section 1.25. OTHER DEFINITIONS. In addition to the foregoing, the following terms have the meanings given them in the following sections:

         TERM:                                                   SECTION:
         ----                                                    -------
         Bonus                                                   9.3
         Buyer's Documents                                       4.2

         Buyer Indemnified Parties                               11.2(a)
         CERCLA                                                  3.10
         COBRA                                                   9.2(b)
         Code                                                    3.14(a)
         Collateral Documents                                    11.1
         Confidentiality and Non-Competition Agreements          6.4
         Dispute Notice                                          2.4
         Environmental Laws and Regulations                      3.10
         ERISA                                                   3.14(a)
         ERISA Affiliate                                         3.14(a)
         Escrow Agent                                            6.3
         Escrow Agreement                                        6.3
         Escrow Amount                                           6.3
         Escrow Deposit                                          2.2(b)
         Escrow Period                                           11.1
         Excluded Liabilities                                    2.2(c)(ii)
         Enforceability Limitations                              3.2
         FICA                                                    9.2(c)
         Final Adjustment Statement                              2.4
         Financial Statements                                    3.13
         FUTA                                                    9.2(c)
         IMI                                                     4.5
         Indemnity Period                                        11.1
         Initial Adjustment Statement                            2.2(d)
         Intellectual Property                                   3.18
         Loss and Expense                                        11.2(a)
         Neutral Auditor                                         2.4
         Non-Competition Parties                                 2.2(b)
         Plans                                                   3.14(a)
         Purchase Price                                          2.2(a)
         Representatives                                         5.2(a)
         Resolution Period                                       2.4
         Seller's Documents                                      3.2
         Seller Employees                                        3.17
         Seller Indemnified Parties                              11.2(b)
         Settlement Proposal                                     11.5
         Transactions                                            5.5(a)

                                   ARTICLE 2.
                       SALE AND PURCHASE OF SUBJECT ASSETS

         Section 2.1. SALE AND TRANSFER. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller at the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Subject Assets.

         Section 2.2. PURCHASE PRICE; ASSUMPTION OF CERTAIN OBLIGATIONS.

          (a) PURCHASE PRICE. The purchase price to be paid by Buyer for all the Subject Assets and the Confidentiality and Non-Competition Agreements (the "Purchase Price") shall be Fifty-Four Million Dollars ($54,000,000), subject to adjustment as provided in Sections 2.2(d), 2.4, 6.3, and 7.5.

          (b) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable at the Closing by wire transfer of immediately available funds to Seller and to those individuals entering into Confidentiality and Non-Competition Agreements (the "Non-Competition Parties") pursuant to Sections 6.4 to such account as such parties shall designate in writing not less than two business days prior to the Closing Date. As described in Sections 6.3 and 7.5, a portion of the Purchase Price shall be funded by Buyer's delivery of $2,700,000 (the "Escrow Deposit") to the Escrow Agent at the Closing.

         In the event that Seller and the Non-Competition Parties cannot agree on the allocation of Purchase Price to the Confidentiality and Non-Competition Agreements, Buyer may at Closing (i) deposit ten percent (10%) of the Purchase Price with the Escrow Agent, to be held in escrow on behalf of the Seller and the Non-Competition Parties and released from escrow as mutually agreed by and among the Seller and the Non-Competition Parties, and (b) pay the remainder of the Purchase Price to the Seller, which together shall constitute full satisfaction of Buyer's obligations under this Agreement to pay the Purchase Price in exchange for the Subject Assets and the Confidentiality and Non-Competition Agreements.

          (c)  LIMITED ASSUMPTION OF CONTRACTS AND OBLIGATIONS.

               (i) Buyer shall assume no obligations or liabilities of Seller, except that Buyer shall assume and perform the following:

                    (a) all post-Effective Time obligations of Seller in respect of Seller's Contracts and arrangements with its customers providing for storage of records which Seller has entered into in the ordinary course of business, including, but not limited to such obligations for which Seller has received payment prior to Closing;

                    (b) all post-Effective Time obligations of Seller under (i) the Leases assumed pursuant to Sections 6.5 and 7.6 (and the subleases entered into pursuant to such Sections, to the extent that Seller's post-Effective Time obligations are expressly assumed by Buyer under such subleases), provided that, the landlord under each such Lease shall have consented to the assignment of Seller's obligations thereunder to Buyer, and (ii) the Contracts listed on
Schedule 2.2(c)(i) hereto; and

                    (c) all post-Effective Time obligations of Seller under Contracts for goods or services to be supplied to the Business after the Closing, provided that such Contracts do not require the payment of more than $10,000 per annum and can be canceled by Buyer on not more than 60 days' notice.

                    (ii) Buyer shall not assume or become obligated to perform any debt, liability or obligation of Seller relating to the ownership or operation of the Subject Assets and the conduct of the Business prior to the Effective Time or any obligations and liabilities of Seller relating to Events occurring or existing prior to the Effective Time (collectively, the "Excluded Liabilities"), including without limitation:

                            (a) Taxes, un-funded pension costs, any employment
arrangement (including without limitation any obligation to any Seller Employee for severance, employee benefits, workers' compensation, healthcare, vacation time or sick leave), and any of the following to the extent they arise from Events occurring prior to the Effective Time: products liability, products warranty, legal actions or other claims, and obligations and liabilities relating to Environmental Laws and Regulations;

                            (b) any obligations or liabilities under Seller's
Contracts relating to the period prior to the Effective Time, including, without limitation, Seller's indebtedness for borrowed money and any capitalized leases;

                            (c) any insurance policies of Seller;

                            (d) those required to be disclosed in the disclosure
schedule which are not so disclosed or which, if disclosed, Schedule 2.2(c)(ii) indicates that such obligation or liability will not be assumed;

                            (e) any obligation or liability relating to any
Excluded Asset;

                            (f) any Taxes, fees, expenses or other amounts
required to be paid by Seller pursuant to the provisions of this Agreement or any Collateral Document; and

                            (g) any Contract with any Affiliate of Seller, other
than those set forth in Schedule 2.2(c)(ii).

               (d) PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be initially adjusted as set forth in Schedule 2.2(d) hereto (the "Initial Adjustment Statement"), which shall be agreed upon by Buyer and Seller no later than the third (3rd) business day prior to the Closing and which shall reflect the following, to the extent known or then subject to calculation, as of the Effective Time:

                    (i) Buyer shall receive a dollar for dollar credit against the Purchase Price for any deferred revenue recognized in accordance with GAAP for which Seller has received payment prior to the Effective Time.

                    (ii) Buyer shall receive a dollar for dollar credit against the Purchase Price (a) to the extent that the Seller Accounts Receivable as of the Effective Time are below $1,560,000, and (b) for any Seller Accounts Receivable which are outstanding more than one hundred and twenty (120) days as of the Effective Time. Buyer shall make reasonable commercial efforts to collect any Seller Accounts Receivable that are deducted from the

Purchase Price pursuant to clause (b) above, and shall remit any such amounts to Seller promptly after receipt thereof.

                    (iii) With respect to ongoing expenses (excluding income taxes) the billing period for which extends across the Effective Time, Buyer and Seller shall make adjustments to the Purchase Price as of the Effective Time so that Seller bears the costs of operating the Business properly accruable under GAAP in respect of the period prior to the Effective Time and Buyer bears the cost thereof properly accruable under GAAP in respect of the period commencing at the Effective Time and thereafter; PROVIDED, HOWEVER, that no purchase price adjustment shall be made for Seller's failure to accrue lease payments on a straight line basis in accordance with GAAP.

         Section 2.3. ALLOCATION. The Purchase Price shall be allocated among each of the Subject Assets and to the Confidentiality and Non-Competition Agreements in the manner set forth in a schedule, which shall be agreed upon by Buyer and Seller no later than the tenth (10th) business day prior to the Closing Date. In the event that Seller and the Non-Competition Parties cannot agree on the allocation of Purchase Price to the Confidentiality and Non-Competition Agreements on or before the tenth (10th) business day prior to the Closing Date, the amount allocated to the Confidentiality and Non-Competition Agreements shall be in accordance with Section 2.2(b).

         Section 2.4. POST-CLOSING ADJUSTMENT. Within ninety (90) days after the Closing Date, Buyer shall (a) review and adjust the Initial Adjustment Statement (as adjusted, the "Final Adjustment Statement") to reflect any changes from the adjustments shown on the Initial Adjustment Statement that are necessary to properly reflect the items set forth in Sections 2.2(d)(i),(ii) and (iii), and
(b) deliver such Final Adjustment Statement to Seller. Seller shall have thirty
(30) days after its receipt to review the Final Adjustment Statement, together with the work papers used in the preparation thereof. Unless Seller delivers written notice to Buyer on or before the 30th day after Seller's receipt of the Final Adjustment Statement, specifying in reasonable detail all disputed items and the basis therefor (a "Dispute Notice"), Seller shall be deemed to have accepted and agreed to the Final Adjustment Statement. Thereafter, Buyer or Seller, as the case may be, shall promptly remit to the other any amounts owed as reflected on the Final Adjustment Statement.

         If Seller so notifies Buyer of its objection to the Final Adjustment Statement, Seller and Buyer shall, within thirty (30) days following such Dispute Notice (the "Resolution Period"), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. Any dispute with regard to the final Purchase Price adjustment that is not resolved during the Resolution Period shall be submitted to an independent public accounting firm acceptable to both parties (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by the Buyer and Seller. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by the Buyer and Seller only those issues still in dispute. In no event may the Neutral Auditor consider any issues, amounts or matters not disputed under Section 2.2(d). The Neutral Auditor's determination shall be made within sixty

(60) days of its selection, shall be set forth in a written statement delivered to the Buyer and Seller and shall be final, binding, conclusive and non-appealable by the parties.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND STOCKHOLDER

         Seller and Stockholder jointly and severally represent and warrant to Buyer as follows as of the date hereof:

         Section 3.1. ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of either Florida or Massachusetts, as applicable, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is qualified to do business as a foreign corporation in each jurisdiction where failure to so qualify would have a material adverse impact on the Subject Assets or the Business.

         Section 3.2. AUTHORIZATION. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Seller or Stockholder in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered by duly authorized officers on behalf of Seller or the Stockholder, as the case may be; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller and the Stockholder, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors' rights generally and by legal and equitable limitations on the availability of specific remedies (the "Enforceability Limitations").

         Section 3.3. COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by Seller or Stockholder of this Agreement and the Seller's Documents, nor the consummation by Seller or Stockholder of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, (i) conflict with, or result in a breach or violation of, or constitute a default under any Charter Documents or applicable law or
(ii) except for any records storage Contracts with customers of Seller that are not assignable by their terms, as to which no representation is made under this
Section 3.3, conflict with or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Encumbrance upon any Subject Asset pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or other Contract or any judgment, order, injunction or decree by which Seller or Stockholder is bound, to which either of them is a party, or to which the Subject Assets are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the Charter Documents of Seller.

         Section 3.4. NO GOVERNMENTAL OR OTHER AUTHORIZATION REQUIRED. Except for any consents or authorizations required under Seller's records storage Contracts with its customers, as to which no representation is made under this
Section 3.4, no authorization, consent or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's or Stockholder's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than (i) pursuant to the HSR Act, and (ii) as set forth in Schedule 3.4.

         Section 3.5. TITLE; JUDICIAL ORDERS; SUFFICIENCY. Seller has, or at Closing will have, good and marketable title to all the Subject Assets, free and clear of all Encumbrances except as set forth on Schedule 3.5, which Schedule identifies leases for vehicles and equipment (if any) as well as Encumbrances. All Encumbrances (other than Permitted Encumbrances and except for liabilities and obligations to be assumed by Buyer pursuant to Section 2.2(c)(i)) shall be satisfied and discharged at or before Closing. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that adversely affects the Subject Assets or the use thereof by Seller. The Subject Assets include all assets used, useful to or held by Seller in the operation of the Business, except as set forth on Schedule 3.5.

         Section 3.6. CONTRACTS AND OTHER INTERESTS.

          (a) Listed on Schedule 3.6(a) are all Material Contracts (including all customer contracts which constitute Material Contracts) relating to the ownership and operation of the Subject Assets or the conduct of Business or to which the Subject Assets are subject. Subject to the Enforceability Limitations and except as otherwise set forth on Schedule 3.6(a), all such Material Contracts are in full force and effect, valid and enforceable in accordance with their respective terms against Seller and, to Seller's knowledge, against the other parties thereto; and there are no existing material defaults of Seller or, to Seller's knowledge, the other party thereto, or events of default that, with the giving of notice or lapse of time, or both, would constitute material defaults of Seller or the other party thereto under any such Contracts, nor are material amendments pending with respect to any such Contracts.

          (b) Seller has provided Buyer with copies of (i) the Seller's records storage contracts with its twenty-five (25) largest customers as measured by revenue generation during the year ended December 31, 1999 for each geographic market serviced by the Business, (ii) every records storage contract utilized in the Business that contains non-standard terms concerning Seller's liability in the event of the loss or destruction of, or damage to, stored material and (iii) its standard form of records storage contract.

          (c) Schedule 3.6(c) lists Seller's ten largest customers (measured by storage revenues during the year ended December 31, 1999). Seller has delivered a copy of each written Contract it has with each such customer to Buyer.

          (d) To Seller's knowledge, Seller has no oral agreements with customers which require Seller to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts.

          Section 3.7. TAXES. Except as set forth on Schedule 3.7, Seller has filed all federal, state and local income tax returns, and Seller has filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax) required to be filed by it and has paid all taxes owing by it, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due and for which adequate provision has been made.

         Section 3.8. LITIGATION; CLAIMS; DEFAULTS. Except as set forth on
Schedule 3.8, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or, to Seller's knowledge, threatened against Seller in respect of the Subject Assets or the Business, nor, to the Seller's knowledge, is there any valid basis therefor. Except as set forth on Schedule 3.8, during the past two (2) years Seller has not received any written assertions from customers of the Business to the effect that their materials stored with Seller have been lost, damaged or inappropriately destroyed or that such customers are being or have been billed inaccurately for storage of materials or records. Seller is not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department that relates to Seller's operation of the Business or the Subject Assets. Except as set forth on Schedule 3.8, to Seller's knowledge, Seller is not under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

         Section 3.9. COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.9, and except with respect to fire sprinkler and fire suppression systems (as to which Seller represents that it has received no notice of non-compliance from any authority), (i) Seller has complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets, and (ii) Seller possesses such certificates, authorizations or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in all material respects; and Seller has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. Schedule 3.9 sets forth a list of all occupancy, fire inspection and other certificates, authorities and permits presently held by Seller with respect to the Business.

         Section 3.10. CERTAIN ENVIRONMENTAL MATTERS. Except as set forth on
Schedule 3.10:

          (a) Seller is operating and has operated the Business and the Owned and Leased Premises in material compliance with all applicable local, state and federal environmental, health and safety laws, statutes, regulations and ordinances relating to or otherwise imposing liability or standards of conduct concerning pollution, protection of the environment or human health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 ET seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., and, to the extent they are applicable to any particular portion of the Business or the Owned or Leased Premises, the environmental laws, statutes and regulations of the States of California, Florida, Georgia, Maryland, North Carolina and Texas and the Commonwealths of Massachusetts and Virginia and any other state in which the Business operates as each such law, statute, regulation or ordinance has been amended from time to time ("Environmental Laws and Regulations");

          (b) to Seller's knowledge, Seller has not accepted for storage, and does not store, any nitrate film or any hazardous substance or hazardous material in the Owned or Leased Premises except for de-minimis amounts of items such as cleaning supplies used or stored in the ordinary course of business;

          (c) neither Seller nor, to Seller's knowledge, any third party has ever disposed, released or caused the release from, at, under or onto the Owned or Leased Premises of an amount of any hazardous substance or hazardous material into the environment which release or disposal would constitute a material violation of, require a reporting or notification to any governmental agency pursuant to, or require investigation or clean-up under, any Environmental Laws and Regulations. To Seller's knowledge, no disposal, release or burial of any hazardous substance or hazardous material has occurred at any facility or site to which hazardous substances or hazardous materials from or generated by the Business may have been taken at any time in the past;

          (d) To Seller's knowledge it is not a potentially responsible party under, nor has it received any notice that it is a potentially responsible party, notice of responsibility, notice of violation or request for information from any government agency or other person under any Environmental Laws and Regulations with respect to the Business or the Owned or Leased Premises. Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, to the best of Seller's knowledge, there are no tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Owned or Leased Premises;

          (e) neither the Owned or Leased Premises contains any (i) friable asbestos, (ii) polychlorinated biphenyl (PCB) substances or (iii) waste petroleum products which would have a material adverse impact on the Subject Assets or the Business;

          (f) Seller will, at least ten (10) days prior to Closing, deliver to Buyer copies of all environmental surveys in Seller's possession related to the Owned or Leased Premises; and

          (g) for purposes of this Section 3.10, "hazardous substance," "release" and "environment" shall have the same meanings as such terms are defined by Section 101 of CERCLA, 42 U.S.C. Section 9601, and "hazardous material" means any substance (i) the presence of which requires notification, removal or remediation under any Environmental Laws and Regulations or (ii) which is defined as a "hazardous waste," "hazardous material," "dangerous waste," "toxic substance" or similar term under any Environmental Laws and Regulations, including without limitation, gasoline, diesel fuel, and other petroleum products.

         Section 3.11. REAL PROPERTY. Except as set forth on Schedule 3.11, the Leased Premises and the Owned Premises constitute all of the real property that Seller owns or leases in connection with the Business.

          (a)  With respect to the Owned Premises, except as disclosed in
Schedule 3.11(a):

               (i) Seller has good record and marketable title to the Owned Premises free and clear of all liens and other Encumbrances (other than Permitted Encumbrances). There are no parties (other than Seller) in or entitled to possession of any of the Owned Premises;

               (ii) (A) the Improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and Seller has received no written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present zoning of the Owned Premises or which would modify or realign any adjacent street or highway,
(B) the Improvements do not encroach on any easement which may burden the land,
(C) none of the Owned Premises serve any adjoining property for any purpose that has a material adverse effect on that property or the portion of the Business conducted there, and (D) none of the Owned Premises are located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary and material to the use thereof have not been obtained, and Seller has received no contrary notice as to any such matters;

               (iii) except as provided in the Collateral Documents, there are no outstanding options or rights of first refusal to purchase any of the Owned Premises, or any portion thereof or interest therein;

               (iv) to Seller's knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Owned Premises, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to Seller's knowledge, no such levies are pending or threatened;

               (v) Seller has not received written notice from any insurance carrier of defects or inadequacies in any of the Owned Premises which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor; and

               (vi) all facilities located on the Owned Premises are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate, are in material conformity with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property, and to Seller's knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Owned Premises.

          (b)  With respect to the Leased Premises, except as disclosed in
Schedule 3.11(b):

               (i) Seller has delivered to Buyer a complete and correct copy of the Leases related to such Leased Premises;

               (ii) each of the Leases is legal, valid and binding upon Seller (and to its knowledge, the Lessor), enforceable (subject to the Enforceability Limits), and in full force and effect;

               (iii) upon obtaining the consents described in Schedule 3.4, the Leases (including any option to extend, expand or purchase, and any right of first refusal or right of first offer) will continue to be legal, valid, binding, enforceable, and in full force and effect to the extent represented in the immediately preceding subparagraph (ii) on identical terms following the consummation of the transactions contemplated hereby, except to the extent they are modified by the Collateral Documents;

               (iv) Seller is not and, to Seller's knowledge, no other party to any Lease is, in breach or default of any Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (v) to Seller's knowledge, no party to any of the Leases has repudiated any provision thereof;

               (vi) to Seller's knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the Leases;

               (vii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or Encumbered any such leasehold interest;

               (viii) to the best of Seller's knowledge, all facilities leased thereunder (including alterations constructed by Seller and shelving installed by Seller) have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

               (ix) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         Section 3.12. CONDITION OF SUBJECT ASSETS. Except for any immaterial exceptions, all the tangible Subject Assets are at present, and will be as of the Effective Time, in good operating condition, normal wear and tear excepted, and Seller has not received written notice of any violation of the Occupational Safety and Health Act with respect thereto, or rules and regulations issued thereunder with respect to the Business or the Subject Assets.

         Section 3.13. FINANCIAL STATEMENTS. Seller has heretofore made available to Buyer the financial statements listed in Schedule 3.13 (the "Financial Statements"). The Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP, except as disclosed on Schedule 3.13, applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the financial condition and the results of operations and cash flow of the Business (together with the results of operation of Seller's records storage business in the greater metropolitan area of Pensacola, Florida, and the effect of Seller's ownership of the Owned Premises), on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

         Section 3.14. ERISA PLANS.

          (a) Schedule 3.14 sets forth a complete and correct list of each Plan that provides or may provide benefits in respect of any employee or former employee of the Seller or an ERISA Affiliate (or the beneficiaries or dependents of any such employee or former employee of the Seller or an ERISA Affiliate) who works or worked in the operations of the Business to the extent such person has any present or future right to benefits under any Plan or under which Seller or an ERISA Affiliate has any present or future liability with respect to such person. For purposes of this Agreement, the term "Plan" shall include each "employee benefit plan," as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten. For purposes of this Agreement, the term "ERISA Affiliate" shall include any organization that is or has ever been treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) With respect to each Plan, Seller has delivered or will upon request deliver to Buyer a true and complete copy of such plan document, including any amendments, and a copy of any related trust agreement, the most recent summary plan description, together with any summaries of material modifications, and the most recently filed Form 5500, as applicable, and other material related documents.

          (c) Except as set forth on Schedule 3.14, neither Seller nor any ERISA Affiliate maintains or has ever maintained a "defined benefit plan" within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code or is a party to a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

         Section 3.15. ABSENCE OF CERTAIN CHANGES. Except as disclosed on
Schedule 3.15, since December 31, 1998, none of Seller's largest twenty-five
(25) customers measured by revenue generation during the year ended December 31, 1999 in each geographic market serviced by the Business has terminated or indicated in writing (or, to the best of Seller's knowledge, orally) an intention to terminate its business with, or substantially reduce the volume of its business with, Seller. Except as otherwise stated in Schedule 3.15, to Seller's knowledge, Seller has no customers whose storage business is or has within 90 days prior to the date of this Agreement been the subject of competitive bidding procedures.

         Section 3.16. NO MATERIAL UNDISCLOSED LIABILITIES. Except as described in this Agreement or reflected in the Financial Statements, (a) there are no liabilities or obligations of Seller related to the operation of the Business, whether accrued, absolute or contingent, which in the aggregate are material to the Business, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since December 31, 1998, and (b) to Seller's knowledge, there do not exist any circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Seller or any successor of Seller, other than the liabilities which would exist in the ordinary course of business.

         Section 3.17. EMPLOYMENT ARRANGEMENTS. Schedule 3.17 lists the name of all full and part time employees and consultants of Seller (or leased employees utilized by Seller) who perform services primarily for the Business and sets forth a brief job description or title and compensation for each such person (collectively, the "Seller Employees"). Schedule 3.17 also sets forth a list of all written employment, non-competition and confidentiality agreements with all Seller Employees. Seller has no obligation or liability, contingent or other, under any employment arrangement with any Seller Employee, other than (i) those listed or described in Schedule 3.17, or (ii) those incurred in the ordinary and usual course of business. Except as described in Schedule 3.17, (A) none of the Seller Employees is now, or since Seller's organization has been, represented by any labor union or other employee collective bargaining organization, and Seller is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the Seller Employees, (B) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, and (C) neither Seller nor any of such employees is now, or has since its organization been, subject to or involved in or, to Seller's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the Seller.

         Section 3.18. PATENTS, TRADEMARKS, TRADE SECRETS, ETC.

          (a) Except for the trade names "DSC Data Storage Centers" and "DSC" and the designs related thereto and as set forth on Schedule 3.18, Seller has no trademarks, service marks, trade names, copyrights, computer programs or rights, patents, licenses or other similar intangible property rights and interests ("Intellectual Property") which it uses in connection with the Business. Except as set forth on Schedule 3.18, Seller's records adequately document its ownership of all software listed thereon. Seller has not received written notice from any third party that its use of the name "Data Storage Center" or any other Intellectual Property conflicts with the intellectual property rights of any third party. No person has made or, to the Seller's knowledge, threatened to make any claims that the operation of the Business is in violation of or infringes any intellectual property rights of any third party.

          (b) Seller has received no written claims challenging its right to use any trade secrets, customer lists or operating methods required for or incident to the operation of the Business. To the best of its knowledge, Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee or Seller.

         Section 3.19. INSURANCE. There is in force, and will be until the Closing, comprehensive general liability and casualty insurance for the Subject Assets and the Business which, to Seller's knowledge, is appropriate and adequate coverage for such assets and operations.

         Section 3.20. TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth on Schedule 3.20, none of Seller, Stockholder or, to Seller's knowledge, any of the other Affiliate of Seller or Stockholder has a Material Contract with respect to the Business or is an Affiliate of any customer, competitor or supplier of the Business, or any organization which has a Material Contract with the Business (other than Material Contracts with Seller, which shall be terminated prior to the Closing).

         Section 3.21. RECORDS SERVICES AND STORAGE. Except as set forth on
Schedule 3.21;

          (a) All items received and stored by Seller on behalf of each of Seller's customers are held in storage by Seller and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request;

          (b) Seller's invoices to customers are accurate in respect of storage and services provided except for matters which are immaterial as to each customer and in the aggregate;

          (c) The stored items for which customers are billed exist and can be accounted for;

          (d) Absent delays attributable to unique circumstances resulting from significant workload variations, Seller invoices its customers for special projects, such as purges and re-boxing programs, only with respect to completed work, and has completed all destructions and other inventory and special-service projects for which Seller has invoiced customers or for which it has been paid;

          (e) Absent delays attributable to unique circumstances resulting from significant workload variations, Seller logs customer storage materials (both hard copy and magnetic media) into its computer system within twenty-four (24) hours after receipt at Seller's premises, and places (i) magnetic media in permanent storage locations within two (2) days after such receipt, and (ii) hard-copy media in permanent storage locations within seven (7)days after such receipt. Subject to immaterial exceptions, all customer storage materials can be located with the use of Seller's computer system; and

          (f) Since December 31, 1998, no customer records in storage have suffered material damage (including damage from water) or been lost or improperly destroyed.

         Section 3.22. BUSINESS IN ORDINARY COURSE. From September 30, 1999 (or the most recent balance sheet included in the Financial Statements) until the date hereof, the Business has been conducted in the ordinary course in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 3.22, Seller has not, since such date:

          (a) mortgaged, pledged or otherwise Encumbered any of the Subject Assets (except in the ordinary course of business);

          (b) sold, assigned, transferred or waived any material rights with respect to any part of the Subject Assets (except in the ordinary course of business);

          (c) suffered any material damage, destruction or loss (whether or not covered by insurance) relating to the Subject Assets or the Business or any acquisition or taking of material property relating to the Subject Assets or the Business by any governmental authority;

          (d) excluding this Agreement and any documents related thereto, entered into, amended or terminated any Material Contract relating to the Subject Assets or the Business, any governmental authorization relating to the Subject Assets or the Business, any Material Contract or other transaction with any Affiliate except for terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof;

          (e) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its officers or employees (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

          (f) materially changed its billing, accounts payable, accounts receivable, collections or other cash management practices relating to the Business;

          (g) materially and adversely changed its building or vehicle maintenance practices relating to the Business;

          (h) entered into any contracts with customers providing for storage or services at rates substantially lower than the storage and service rates generally charged by Seller at such time; or

          (i)  agreed to take any of the foregoing actions.

         Section 3.23. NO MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the Business (including without limitation the operations, management, properties or the condition (financial or other), or results of operation (including without limitation, earnings before interest, taxes, depreciation and amortization) of the Business), other than possible industry-wide changes.

         Section 3.24. ADVERSE RESTRICTIONS. Except to the extent that customer service Contracts of Seller included within the Subject Assets or the Business are not assignable by their terms, to Seller's knowledge, neither it nor any Subject Asset is a party to or subject to, any applicable law, governmental license, order, permit or other authorization, Contract, or any other obligation or restriction of any kind or character, or any aggregation thereof, which impairs or will impair in any material respect the ability of Seller or, after the Closing, Buyer to conduct the Business in substantially the same manner as it is being conducted as of the date hereof, except as set forth in Schedule 3.24.

         Section 3.25. DISCLOSURE. No representation or warranty made by Seller or Stockholder in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not materially misleading.

         Section 3.26. BROKERS. Seller has not entered into any Contract, arrangement or understanding (including any such Contract, arrangement or understanding with Heritage Capital Group, Inc.) with any person or firm regarding finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby which will result in the obligation of Buyer to pay any such fees, commissions or other like payments. Seller shall be solely responsible to pay, and shall indemnify Buyer from any claims for, any such fees or commissions of Heritage Capital Group, Inc.

         Section 3.27. YEAR 2000 COMPLIANCE. The "Year 2000 Problem" (that is, the risk that computer applications used by Seller may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999) has not had a material adverse effect on the Subject Assets or the Business.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF BUYER
         Buyer hereby represents and warrants to Seller as follows as of the date hereof:

         Section 4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing as a foreign corporation in the States of California, Florida, Georgia, Maryland, North Carolina and Texas and the Commonwealths of Massachusetts and Virginia. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business as presently conducted, and to execute and deliver, and perform its obligations under, this Agreement.

         Section 4.2. AUTHORIZATION. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and the Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations.

         Section 4.3. COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, (i) conflict with, or result in a breach or violation of, or constitute a default under, any Charter Documents or applicable law or
(ii) conflict with or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Encumbrance upon any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or other Contract or any judgment, order, injunction or decree by which Buyer is bound or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the Charter Documents of Buyer.

         Section 4.4. LITIGATION. There is no currently effective summons, complaint, order, injunction, decree, judgment, writ or assessment, and no action, suit or proceeding of any kind pending or, to the knowledge of Buyer, threatened, against Buyer that might interfere with Buyer's ability to consummate the transactions contemplated hereunder.

         Section 4.5. NO GOVERNMENTAL OR OTHER AUTHORIZATION REQUIRED. Except as required by the HSR Act, filings required of Iron Mountain Incorporated ("IMI"), the parent of Buyer, under federal and state securities laws, or otherwise set forth on Schedule 4.5, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.

         Section 4.6. NO BROKER. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer or Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and, except for Seller's arrangement with Heritage Capital Group, Inc., Buyer has no knowledge of any claim or basis for any claim for payment of any finder's fees, brokers or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.7. DISCLOSURE. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not materially misleading.

                                   ARTICLE 5.
                             PRE-CLOSING AGREEMENTS

         Section 5.1. ACCESS TO INFORMATION AND FACILITIES. Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business. Such access shall include inspections by Buyer and its representatives of the Owned Premises and the Leased Premises (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems), soil analysis and environmental investigations, and examination of the records of Seller with respect thereto. Except as provided in the second paragraph of Section 11.2(a) hereof, no investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         Section 5.2. CONFIDENTIALITY.

          (a) Seller, Stockholder and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by each to the other (including confidential information transmitted by each to its representatives, accountants, counsel, advisors or bankers ("Representatives")) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and Representatives who need to know such information (and who will each be subject to confidentiality as provided herein) in connection with this Agreement.

          (b) Each of Buyer, Seller and Stockholder agrees that at no time shall it or its Representatives use or knowingly permit any other person or entity to examine, use or derive benefit from any non-public information of the other without the other's express written consent. None of Buyer, Seller or Stockholder shall disclose any such non-public information to anyone other than its Representatives and to those third parties who have a reasonable need for such information, which third parties have been advised of the confidential nature of the information and, other than those persons or entities to whom disclosure is made pursuant to Section 5.2(c), have agreed in writing to be bound by the terms of this Section 5.2 or a similar confidentiality agreement. The duty of non-disclosure shall not apply to information which: (i) was in the public domain at the time it was communicated to Buyer, Seller or Stockholder or subsequently enters the public domain through no fault of Buyer, Seller or Stockholder; (ii) Buyer, Seller or Stockholder can prove was already known to such party at the time of receipt; (iii) was rightfully communicated to Buyer, Seller or Stockholder free of any obligation of non-disclosure and without restriction as to use; or (iv) is disclosed by Buyer, Seller or Stockholder pursuant to judicial order or other compulsion of law, provided that each party shall give the others prompt notice of any such order and shall comply with any protective order (or equivalent) imposed on such disclosure.

          (c) Notwithstanding the foregoing, (i) Buyer's parent, IMI, shall have the right to include disclosure regarding the transactions contemplated by this Agreement in any registration statement, filing or other report which IMI, Buyer or any of their respective Affiliates files with the Securities and Exchange Commission or the New York Stock Exchange, including in each case any financial and other information concerning Seller and the transactions contemplated hereby, required in connection therewith; (ii) disclosure of such information may be made to the extent required by judicial or regulatory process, and reviews by financial institutions which are lenders to either party so long as such lenders have been advised of the confidential nature of such information; (iii) such information may be used to the extent necessary as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby; and (iv) Seller may disclose the existence of this Agreement to customers, landlords, lenders, employees or others to the extent reasonably necessary for the consummation of the transactions contemplated hereby.

          (d) In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately with or without request. The confidentiality obligation set forth in this
Section 5.2 shall survive termination of this Agreement.

          (e) Each party agrees that the confidential information of the other party is unique and that its release or misuse in contravention of the terms of this Agreement may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection therewith the parties waive the claim or defense that an adequate remedy exists at law.

         Section 5.3. ADDITIONAL FINANCIAL STATEMENTS. Without intending to limit the generality of Section 5.2, Seller (i) shall use its reasonable best efforts to supply financial statements for the Business (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder for inclusion in any registration statement or other public filing of IMI under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the applicable published rules and regulations thereunder, and any other offering circular or document used by IMI in any other offering of securities, whether public or private, (ii) shall use its reasonable best efforts to cause Seller's independent accountants to cooperate with IMI in connection with the foregoing (including, without limitation, using reasonable best efforts to cause such independent accountants to deliver so-called "comfort letters," written consents and representation letters relating to the foregoing), and (iii) shall engage its independent accountants to perform a quarterly review of the Seller's financial statements for the first quarter of fiscal 2000 in accordance with Statements on Auditing Standards No. 71; PROVIDED, HOWEVER, that Buyer shall reimburse Seller for its reasonable out-of-pocket expenses incurred in connection with its compliance with this Section 5.3; PROVIDED FURTHER that such reimbursement obligation shall not extend to any services that would ordinarily be provided by such accountants to Seller. The Seller shall complete and deliver its December 31, 1999 audited financial statements to the Buyer on or before April 15, 2000. Without limiting the generality of the foregoing, Seller agrees that it will (i) consent to the use of such audited financial statements in any such registration statement, document or circular and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Seller's and IMI's independent accountants may reasonably request under the circumstances.

         Section 5.4 SELLER'S EMPLOYEES. Buyer shall not be obligated to offer employment to any Seller Employee in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any Seller Employee a right of continued employment with Buyer. Buyer shall notify Seller in writing no later than the close of business on the tenth (10th) business day prior to the Closing of the names of those Seller Employees to whom Buyer intends to offer employment at Closing. Such notification shall reflect Buyer's good faith intentions at such time, but shall not constitute an obligation of Buyer to offer initial or continued employment to any such employee. Without limiting the generality of the foregoing, in no event shall Buyer be obligated to hire or otherwise employ any Seller Employee or former employee of Seller who is reinstated under, or who voluntarily returns to any previous employment position pursuant to, any settlement agreement or any arbitration, judicial or administrative action, order, decree or other process to which Buyer is not a party. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees and customers of the Business in respect of the transactions contemplated hereby; provided that Seller may elect to inform its employees of the pending transaction if it determines such disclosure is necessary or desirable.

         Section 5.5. CONTINUED EFFORTS.

          (a)  Each of the parties hereto shall use reasonable business efforts
(i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated hereby (the "Transactions"), and (ii) to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Transactions, including, in all cases, without limitation using its reasonable business efforts (A) to prepare and file with the applicable governmental authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Transactions by all such applicable authorities, (B) to obtain all necessary or appropriate waivers, consents and approvals, (C) to effect all necessary registrations, filings and submissions (including without limitation filings within three (3) business days of the date of this Agreement under the HSR Act), (D) to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed therewith as expeditiously as possible), (E) to obtain the satisfaction of the conditions specified in Articles 6 and 7, and (F) to advise the other of any disclosure schedule changes that would be required if the applicable representations and warranties set forth in Articles 3 and 4 did not refer to the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with or as a condition to receiving the consent or approval of any governmental authority or otherwise, IMI shall not be required to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of it or any of its subsidiaries (including, without limitation, the Subject Assets after the Closing).

          (b) The parties hereto shall cooperate with one another in the preparation of all tax returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Transactions and which are required to be filed on or before the Closing Date.

         Section 5.6. OPERATION OF BUSINESS PRIOR TO CLOSING. From the date hereof until the Effective Time, Seller shall conduct the Business in the ordinary course consistent with past practice, including, without limitation, by acquiring and erecting racking and making other customary capital expenditures, and shall use its commercially reasonable efforts to maintain and service the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Seller shall not take any of the actions described in Section 3.22 and Seller (a) shall comply with (i) all material laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Owned and Leased Premises or the use or occupancy of the Improvements located thereon consistent with Seller's conduct of the Business prior to the date of this Agreement and (ii) all terms, covenants and conditions of all instruments of record and other agreements affecting the Owned and Leased Premises, (b) shall continue to operate the Owned and Leased Premises as currently operated in a good and businesslike fashion consistent with its past practices and cause the Owned and Leased Premises to be maintained in good working order and condition in a manner consistent with its past practice, and
(c) shall not take any action to accelerate the collection of any accounts receivable.

         Section 5.7. MONTHLY FINANCIAL STATEMENTS. From the date hereof until the Closing Date, Seller shall provide to Buyer monthly financial statements related to the Business promptly after they become available.

         Section 5.8. NOTICE OF DEVELOPMENTS. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, (ii) any change to be made in its disclosure schedules, or (iii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by Seller or Buyer pursuant to this Section 5.8 which constitutes a material change in information originally presented in this Agreement or in its schedules shall constitute a waiver by the party receiving such disclosure of any condition to such party's obligation to close the transactions contemplated hereby unless the party to which such disclosure is made agrees in writing to waive such condition (it being understood that the delivery of any notice pursuant to this Section
5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice).

         Section 5.9. PUBLIC ANNOUNCEMENTS. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller acknowledges and agrees that Buyer or IMI may, without the prior consent of Seller, issue such press releases or make such public statements as may be required by applicable law or the listing requirements of The New York Stock Exchange, in which case, to the extent practicable, IMI and Buyer will consult with, and exercise in good faith all reasonable business efforts to agree with, Seller regarding the nature, extent and form of such press release or public statement, and in any event with prior notice to Seller.

         Section 5.10. EXCLUSIVITY. Unless this Agreement has been terminated in accordance with Article 10, neither Seller nor Stockholder will solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of the Business or any portion of the Subject Assets, and none of Seller's directors, officers or agents shall be permitted to take any such action.

                                   ARTICLE 6.
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

         The obligations of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         Section 6.1. ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Seller shall have furnished Buyer with a certificate to that effect.

         Section 6.2. ABSENCE OF CERTAIN LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or judgment relating thereto, shall be pending or threatened before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which might materially and adversely affect the Business or the Subject Assets, and no investigation that might result in any such suit, action or proceeding shall be pending.

         Section 6.3. ESCROW AGREEMENT. Buyer, Seller and First Union National Bank (the "Escrow Agent") shall have entered into an escrow agreement which is reasonably satisfactory in form, scope and substance to both Buyer and Seller (the "Escrow Agreement"), pursuant to which Buyer shall deliver to the Escrow Agent an amount equal to $2,700,000, which delivery shall constitute payment of a portion of the Purchase Price. Subject to any payments made therefrom pursuant to Section 11.3(b) hereof, the amounts held by the Escrow Agent pursuant to the terms of the Escrow Agreement, including any interest earned thereon (collectively, the "Escrow Amount") shall be delivered to Seller at the termination of the Escrow Period as payment in full of the remaining Purchase Price due Seller under this Agreement.

         Section 6.4. CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. Seller, Stockholder, James Spinney, Barry Vaughn, Robert Price, Michael Demont, Stephen Suddath and A. Quinn Bell shall have each executed and delivered a Confidentiality and Non-Competition Agreement substantially in the form attached as Exhibit 6.4 hereto (the "Confidentiality and Non-Competition Agreements").

         Section 6.5. LEASES AND SUBLEASES OF LEASED AND OWNED PREMISES.

          (a) With regard to (i) each of the Leased Premises included in Section A of Schedule 1.16, Seller and Buyer shall have entered into lease assignments substantially in the forms attached hereto as Exhibits 6.5(a)(i)(A) (including full execution of all exhibits by all parties thereto) whereby Seller shall assign to Buyer its interest as tenant in the Lease for such Leased Premises, and (ii) each of the Leased Premises included in Section B of Schedule 1.16, Seller and Buyer shall have entered into sublease agreements substantially in the forms attached hereto as Exhibits 6.5(a)(ii)(A) whereby Seller or its Affiliate, as applicable, shall sublease to

Buyer space at the Leased Premises, and the landlord under each such Lease shall have consented thereto in writing. In the event that such landlord does not consent to assignment of the Lease, but grants both its consent to sublease and a Non-Disturbance and Attornment Agreement with regard to the Leased Premises, Seller and Buyer agree to enter into a sublease, the terms of which shall include the requirement that Buyer pay to Seller monthly the full rent due to the landlord with respect to the portion of the Leased Premises subleased thereunder.

          (b) With regard to each of the Owned Premises, Seller and Buyer shall have entered into lease agreements substantially in the forms attached hereto as Exhibits 6.5(b) (together with statutory form memoranda of lease suitable for recording) whereby Seller shall lease to Buyer space at the Owned Premises.

          (c) With regard to the premises located at 1990 E. North Highway 360 Dallas Texas, Seller and Buyer shall have entered into a sublease agreement substantially in the form of the lease attached hereto (except options to extend thereunder shall coincide with Seller's extension options contained in the prime lease) as Exhibit 6.5(c) (together with a statutory form memorandum of sublease suitable for recording) whereby Seller subleases to Buyer space at such premises.

         Section 6.6. THIRD PARTY CONSENTS. All waiting periods (and any extension thereof) applicable under the HSR Act shall have expired or been terminated, and Seller shall have procured all of the third party consents identified in Schedule 3.4, except for those consents relating to licenses for commercially available, retail, off-the shelf software.

         Section 6.7. CORPORATE APPROVAL. Seller shall deliver certified copies of resolutions of its Board of Directors and stockholder pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by its secretary or assistant secretary as to the due election, qualification and incumbency and valid signature of the officers authorized to sign this Agreement and any document, instrument or certificate to be delivered hereunder, and Seller's articles of incorporation and by-laws.

         Section 6.8. ENCUMBRANCES. Seller shall have delivered evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances affecting, or security interests or liens encumbering, the Subject Assets (other than Permitted Encumbrances).

         Section 6.9. NO MATERIAL ADVERSE CHANGE. There shall not have occurred and be continuing any material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets, whether or not insured) or the Business (including without limitation the operations, management, properties or the condition, (financial or other), or results of operation (including without limitation, earnings before interest, taxes, depreciation and amortization)), of the Business between September 30, 1999 and the Closing Date.

         Section 6.10. TRADEMARK ASSIGNMENT. Seller shall have executed and delivered to Buyer an Assignment of Trademarks, regarding the trademarks and related designs forming part of the Subject Assets, reasonably satisfactory in form, scope and substance to both Buyer and Seller.

         Section 6.11. INSTRUMENTS OF CONVEYANCE AND TRANSFER. Seller shall have delivered to Buyer all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of Seller's right, title and interest in and to the Subject Assets to Buyer.

         Section 6.12. CONVERSION AND REMOVAL. Seller shall have completed (a) the removal of all cartons and other materials which do not constitute Subject Assets from its facilities located at 315 East Bay Street, Jacksonville, Florida and 1470 North Gate Boulevard, Sarasota, Florida, and (b) all conversions of the computerized hard copy inventory system to the Andrews inventory system at the Seller's facilities.

         Section 6.13. OPINION OF SELLER'S COUNSEL. Seller's counsel, Smith Hulsey & Busey, shall have delivered its opinion which shall be reasonably satisfactory in form, scope and substance to Buyer and its counsel.

         Section 6.14. DIVIDED SUBLEASE SPACE. Seller, at its sole cost and expense, shall have completed the construction of a permanent demising wall dividing the portion of the leased space at Seller's Grand Prairie, Texas location which is to be subleased at Closing pursuant to the terms of this Agreement.

         Section 6.15. CERTIFICATES, ETC. Seller shall have delivered to Buyer copies of all certificates, authorities and permits set forth on Schedule 3.9.

         Section 6.16. FURTHER DOCUMENTS. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's counsel may reasonably request in connection therewith.

         Section 6.17. NON-DISTURBANCE AND ATTORNMENT AGREEMENTS. Seller shall have Non-Disturbance and Attornment Agreements, reasonably satisfactory in form, scope and substance to Buyer and its counsel, from any person holding a mortgage or other obligation secured by any Owned Premises to be leased by Buyer pursuant to Section 6.5 and 7.6; and Seller shall use reasonable efforts to obtain Non-Disturbance and Attornment Agreements from any landlord of Leased Premises which Buyer is to sublease in whole or in part pursuant to Section 6.5 and 7.6. If Seller shall fail to obtain a Non-Disturbance and Attornment Agreement for the sublease at 1990 North Highway 360 Dallas, Texas from the prime landlord, then Seller (i) shall use best efforts to obtain an agreement from such prime landlord whereby the prime landlord shall agree to lease directly to Buyer the entire premises demised to Seller following termination of the lease to Seller (the "Dallas Lease") for a term to commence on the date of such termination and to expire on the same date as the Dallas Lease would have expired if it had otherwise continued uninterrupted until its scheduled date of termination, and containing all of the same rights, terms, covenants, considerations, un-expired options and obligations as set forth in the Dallas Lease or (ii) shall enter into an assignment of the Dallas Lease with Buyer by a lease assignment substantially in the form attached hereto as Exhibit 6.5(a)(i)(A) (including, without limitation, full execution of all exhibits by all parties thereto), whereupon, if consented to by the prime landlord, Seller (as subtenant) and Buyer (as sublessor) shall enter into a sublease for the portion of the premises currently occupied by Stockholder, such sublease to be substantially in the form attached hereto as Exhibit 6.5(c) with the same per square foot rental rate and pro-rata additional rent as provided in the Dallas Lease.

         For purposes of this Sections 6.5, 7.6, and 6.17, the term "Non-Disturbance and Attornment Agreement" shall mean an agreement from any person holding a mortgage or other obligation secured by any Owned Premises to be leased by Buyer pursuant to Section 6.5 and 7.6, or from any lessor of Leased Premises to be subleased pursuant to Section 6.5(c), providing Buyer the right to occupy the premises demised by any Lease or sublease and to continue to enjoy all of the rights granted to Buyer under such Lease or sublease (notwithstanding any breach by the landlord as borrower, tenant or other obligor), provided Buyer is not in breach of its obligations under such Lease or sublease beyond the expiration of any applicable cure period following notice.

                                   ARTICLE 7.
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

         The obligations of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction on or prior to the Closing Date of the following conditions:

         Section 7.1. ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF CONDITIONS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller with Buyer's certificate to that effect.

         Section 7.2. CORPORATE APPROVAL. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement and any documents or certificates to be delivered hereunder, and Buyer's corporate charter and by-laws.

         Section 7.3. ABSENCE OF CERTAIN LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or judgment relating thereto, shall be pending or threatened before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

         Section 7.4. THIRD PARTY CONSENTS. All waiting periods applicable under the HSR Act shall have expired or been terminated, and Buyer shall have procured all third party consents, authorizations and approvals identified on Schedule 4.5.

         Section 7.5. ESCROW AGREEMENT. Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

         Section 7.6. LEASES AND SUBLEASES OF LEASED AND OWNED PREMISES.

          (a) With regard to (i) each of the Leased Premises included in Section A of Schedule 1.16, Seller and Buyer shall have entered into lease assignments substantially in the forms attached hereto as Exhibits 6.5(a)(i)(A) (including full execution of all exhibits by all parties thereto) whereby Seller shall assign to Buyer its interest as tenant in the Lease for such Leased Premises, and (ii) each of the Leased Premises included in Section B of Schedule 1.16, Seller and Buyer shall have entered into sublease agreements substantially in the forms attached hereto as Exhibits 6.5(a)(ii)(A) whereby Seller or its Affiliate shall sublease to Buyer space at the Leased Premises, and the landlord under each such Lease shall have consented thereto in writing. In the event that such landlord does not consent to assignment of the Lease, but grants both its consent to sublease and a Non-Disturbance and Attornment Agreement with regard to the Leased Premises, Seller and Buyer agree to enter into a sublease, the terms of which shall include the requirement that Buyer pay to Seller monthly the full rent due to the landlord with respect to the portion of the Leased Premises subleased thereunder.

          (b) With regard to each of the Owned Premises, Seller and Buyer shall have entered into lease agreements substantially in the form attached hereto as Exhibits 6.5(b)(i) (together with statutory form memoranda of lease suitable for recording) whereby Seller shall lease to Buyer space at the Owned Premises.

          (c) With regard to the premises located at 1990 E. North Highway 360 Dallas Texas, Seller and Buyer shall have entered into a sublease agreement substantially in the form attached hereto (except options to extend thereunder shall coincide with Seller's extension options contained in the prime lease) as Exhibits 6.5(c) (together with statutory form memoranda of lease suitable for recording) whereby Seller subleases to Buyer space at such premises.

         Section 7.7. FURTHER DOCUMENTS. Buyer shall have executed and delivered to Seller such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Seller's counsel may reasonably request in connection therewith.

         Section 7.8. TRADEMARK ASSIGNMENT. Buyer shall have executed and delivered to Seller an Assignment of Trademarks, regarding the trademarks and related designs forming part of the Subject Assets, reasonably satisfactory in form, scope and substance to both Buyer and Seller.

                                   ARTICLE 8.
                                   THE CLOSING

         Section 8.1. CLOSING AND CLOSING PROVISIONS. The Closing shall be effected by delivery of documents at the office of Sullivan & Worcester LLP, Boston, Massachusetts, and payment of the Purchase Price each as provided herein or in such other manner and at such place as the parties may agree.

         Section 8.2. DELIVERIES BY SELLER AND STOCKHOLDER. At or prior to the Closing, Seller and Stockholder shall execute and deliver to Buyer all of the certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

         Section 8.3. DELIVERIES BY BUYER. At the Closing Buyer shall deliver to Seller the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

                                   ARTICLE 9.
                              POST-CLOSING MATTERS

         Section 9.1. RECORDS OF THE BUSINESS. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for Taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller's request, reasonable access to and the right to make copies of those records and documents which report the conduct of the Business or the results thereof as may be necessary in connection with Seller's affairs or the Business, at Buyer's customary fees therefor. If Seller notifies Buyer that Seller requires retention of such records beyond four years, Seller shall have the right to take such records or pay Buyer's customary storage charges for such post-four-year period. Seller shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Seller, and shall grant access thereto to Buyer upon reasonable request.

         Section 9.2. EMPLOYEES.

          (a) Seller shall assume and remain responsible for the payment of any and all retention, change in control or other similar compensation or benefits that are or may become payable to or in respect of any current or former employee of the Business in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Employees of the Business, and their spouses and dependents, who participate in Plans that are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), shall be entitled to elect continuation coverage pursuant to COBRA as of the Closing Date. Seller, rather than Buyer, shall satisfy and be fully responsible for any and all COBRA obligations that arise as a result of the transactions contemplated herein and Buyer shall have no responsibility with respect to any individual entitled to elect continuation coverage pursuant to COBRA as a result of a "qualifying event" that occurred on or prior to the Closing Date.

          (c) If permitted by applicable law, Seller and Buyer agree to treat Buyer as a "successor employer" and Seller as a "predecessor employer," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of the Business that are hired by Buyer for purposes of the taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA"). At the request of Buyer with respect to any particular applicable law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax other than taxes imposed under FICA and FUTA, Seller and Buyer will, if permitted under applicable law, treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such tax law, with respect to retained employees.

          (d) Seller shall treat the transactions contemplated by this Agreement as a disposition of assets in accordance with Section 401(k)(10) of the Code and shall take such actions as shall be necessary to permit employees of the Business to elect to receive a distribution of benefits from any Plan that is intended to be qualified under Section 401(a) of the Code.

         Section 9.3. TRANSITIONAL EMPLOYEE SERVICES. Buyer shall notify Seller in writing no later than the close of business on the tenth (10th) business day prior to the Closing of the names of those Seller Employees (i) to whom Buyer does not intend to offer employment at Closing pursuant to Section 5.4 hereof, and (ii) who Buyer determines will be necessary to assist with the transition of the Business and the Subject Assets to Buyer for a period not to exceed sixty
(60) days following the Closing Date. Seller shall use reasonable commercial efforts to continue the employment of such Seller Employees (on the terms and conditions of employment existing at the Effective Time, unless otherwise approved by Buyer) and Seller shall use reasonable commercial efforts to make such continuing Seller Employees available to Buyer. Any COBRA or severance payments for such continuing Seller Employees shall be paid by Seller. The salary and other expenses of such continuing Seller Employees, including the special bonus payments required to retain such Seller Employees' services (the "Bonuses") shall also be paid by Seller, PROVIDED, HOWEVER, that Buyer shall reimburse Seller for such salary, expenses and Bonuses promptly upon receipt of documentation of payment of such amounts. Such salary, expenses and Bonuses to be reimbursed by Buyer, including the timing of any such payments, shall be set forth in a schedule which shall be provided by Buyer to Seller no later than the tenth (10th) business day prior to the Closing Date.

         Section 9.4. REASONABLE EFFORTS AND COOPERATION. For a period of thirty-six (36) months after the Closing, each of Buyer and Seller shall notify the other promptly after it becomes aware of any lost, damaged or improperly destroyed customer records which may give rise to an indemnification Claim under
Article 11. Buyer shall utilize all commercially reasonable efforts to locate any missing or misplaced storage boxes or other containers for which it may seek indemnification under Article 11. In addition, Buyer shall provide Seller with reasonable access during normal business hours to its facilities and records (including electronic records and related computers) in order to permit Seller to locate such missing or misplaced boxes or other storage containers, PROVIDED, HOWEVER, that Seller shall not unreasonably disrupt Buyer's business operations in connection with such efforts.

                                  ARTICLE 10.
                                   TERMINATION

         Section 10.1. TERMINATION OF AGREEMENT. The parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before May 1, 2000, by reason of the failure of any condition precedent under Article 6 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before May 1, 2000, by reason of the failure of any condition precedent under Article 7 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         Section 10.2. EFFECT OF TERMINATION. If either party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder, other than the confidentiality obligation set forth in Section 5.2, shall terminate without any liability of any party to any other party; PROVIDED, HOWEVER, that such termination shall not relieve any party from liability for breach of any representation, warranty, covenant or agreement set forth in this Agreement.

                                  ARTICLE 11.
                                 INDEMNIFICATION

         Section 11.1. SURVIVAL. The representations and warranties of the parties contained in or made pursuant to this Agreement, any Seller's Document or any Buyer's Document (collectively, the "Collateral Documents") shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen (18) months after the Closing Date (the "Escrow Period"), except that in the case of title to the Subject Assets, matters relating to Environmental Laws and Regulations and matters of a nature referred to in Sections 3.7 and 3.10, which shall survive and remain operative and in full force and effect for the applicable statute of limitations, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto, except as provided in Section 11.2. The covenants and agreements of the parties contained in or made pursuant to this Agreement that by their terms do not survive the Closing shall also remain operative and in full force and effect for the Escrow

Period. All other covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect until fully performed or until termination of the statute of limitations applicable to contractual obligations, whichever occurs first. The term "Indemnity Period" shall mean the applicable period with respect to which a representation, warranty, covenant or agreement survives the Closing as provided in this Section 11.1; PROVIDED, HOWEVER, that the "Indemnity Period" for any Excluded Liability resulting from a lost, damaged or improperly destroyed record of a customer shall be thirty-six
(36) months after the Closing Date. No claim for indemnification, other than with respect to fraud or intentional and willful breach or willful misrepresentation, may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any breach of a representation, warranty, covenant or agreement which arises and is the subject of a claim that is asserted in writing prior to the expiration of the applicable Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

         Section 11.2. INDEMNIFICATION

(a) Seller and Stockholder agree, jointly and severally, that on and after the Closing they shall indemnify and hold harmless Buyer and its Affiliates, stockholders, directors, officers, employees, agents and representatives (collectively, the "Buyer Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys', accountants' and experts' fees and expenses actually paid, including those incurred to enforce the terms of this Agreement or any Collateral Document (excluding consequential damages, lost profits, lost business opportunities and incidental damages) (collectively, "Loss and Expense"), suffered by the Buyer Indemnified Parties by reason of or arising out of (i) any breach of representation or warranty made by Seller or Stockholder pursuant to this Agreement or any Collateral Document, (ii) any failure by Seller or Stockholder to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any Excluded Liability (including, without limitation, any such Loss and Expense suffered by the Buyer Indemnified Parties by reason of or arising out of the rack collapses at Seller's Miami, Florida facilities in 1995 and at Seller's Dallas, Texas facilities in August 1999, and the computerized inventory tracking server and backup failure at Seller's Charlotte, North Carolina facilities in 1997), (iv) for a period of twenty-four (24) months after the Closing Date, without limiting anything contained in Section 11.2(a)(iii), any lost, damaged or improperly destroyed records of customers with which Seller did not, as of the Effective Time, have a contract which limited Seller's liability in the event of loss, damage or destruction to $3.00 or less per standard letter legal carton, if it cannot be determined with reasonable certainty whether the date of such loss, damage or destruction occurred prior to or after the Effective Time, provided that, with respect to any loss, damage or destruction described in this Section 11.2(a)(iv), Seller shall indemnify Buyer for only fifty percent (50%) of any such Loss and Expense, and (v) any hazardous substance, hazardous material or other environmental condition existing on, in or under the Owned or Leased Premises on or before the Effective Time.

         Notwithstanding anything in this Section 11.2(a) to the contrary, in the event that (i) Buyer (A) on or prior to the date hereof, has actual knowledge of any breach, untruth or inaccuracy of any representation or warranty of Seller or Seller's failure to perform any pre-Closing covenant or agreement set forth in this Agreement or any Collateral Document, or (B) between the date hereof and the Closing Date, obtains actual knowledge of any breach, untruth or inaccuracy of any representation or warranty of Seller or Seller's failure to perform any any pre-Closing covenant or agreement set forth in this Agreement or any Collateral Document which, in either case, would reasonably be expected to cause the Seller to fail to satisfy any condition precedent contained in Article 6, and (ii) Buyer elects to proceed with the Closing, it shall be deemed to have waived any right thereafter to assert any claim with respect to such breach, untruth, inaccuracy or failure of performance so known. For purposes of the preceding sentence, Buyer shall have actual knowledge of a breach, untruth, inaccuracy or failure of performance only if actual knowledge thereof is possessed by any one or more of the following individuals: C. Richard Reese, Sean Slade and Robert Miller.

          (b) Buyer agrees that on and after the Closing it will indemnify Seller and its Affiliates, stockholders, directors, officers, employees, agents and representatives (collectively, the "Seller Indemnified Parties") and hold them harmless from and against all Loss and Expense suffered by the Seller Indemnified Parties by reason of or arising out of (i) any breach of representation or warranty made by Buyer pursuant to this Agreement or any Collateral Document, (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document,
(iii) any liabilities or obligations assumed by Buyer under Section 2.2(c) hereof, and (iv) for a period of twenty-four (24) months after the Closing Date, any lost, damaged or destroyed records of customers described in Section 11.2(a)(iv), provided that, with respect to any such loss, damage or destruction, Buyer shall indemnify Seller for only fifty percent (50%) of any such Loss and Expense.

         Notwithstanding anything in this Section 11.2(b) to the contrary, in the event that (i) Seller (A) on or prior to the date hereof, has actual knowledge of any breach, untruth or inaccuracy of any representation or warranty of Buyer or Buyer's failure to perform any pre-Closing covenant or agreement set forth in this Agreement or any Collateral Document, or (B) between the date hereof and the Closing Date, obtains actual knowledge of any breach, untruth or inaccuracy of any representation or warranty of Buyer or Buyer's failure to perform any pre-Closing covenant or agreement set forth in this Agreement or any Collateral Document which, in either case, would reasonably be expected to cause the Buyer to fail to satisfy any condition precedent contained in Article 7, and
(ii) Seller elects to proceed with the Closing, it shall be deemed to have waived any right thereafter to assert any claim with respect to such breach, untruth, inaccuracy or failure of performance so known. For purposes of the preceding sentence, Seller shall have actual knowledge of a breach, untruth, inaccuracy or failure of performance only if actual knowledge thereof is possessed by any one or more of the following individuals: James Spinney, Barry Vaughn, Robert Price, Michael Demont, Stephen Suddath and A. Quinn Bell.

         Section 11.3. LIMITATION OF LIABILITY; ESCROW AMOUNT.

          (a) Notwithstanding the provisions of Section 11.2, after the Closing, the Buyer Indemnified Parties shall be entitled to recover their Loss and Expense in respect of (i) any Claim under Section 11.2(a)(i) (other than as a result of any breach of the representation or warranty contained in Section 3.26 or that relates to lost, damaged or improperly destroyed records of customers) only in the event that the aggregate Loss and Expense for all Claims exceed, in the aggregate, $250,000, in which event the indemnified party shall be entitled to recover all such Loss and Expense including such $250,000; and (ii) any Claim (A) under Section 11.2(a)(i) (other than as a result of any breach of the representation or warranty contained in Section 3.26), (B) under Section 11.2(a)(iv) or (C) relating to lost, damaged or improperly destroyed records of customers (including, without limitation, any such event that also constitutes an Excluded Liability) only to the extent that the aggregate Loss and Expense for all Claims do not exceed $5,400,000. Notwithstanding anything contained herein, the limitations on recovery of Loss and Expense described in this Section 11.3(a) shall not apply to any Claim relating to lost, damaged or improperly destroyed records of customers described in the parenthetical clause contained in Section 11.2(a)(iii).

          (b) Notwithstanding any other provision herein contained, Buyer may (but shall not be required to), at any time during the Escrow Period, set-off against the Escrow Amount any amounts for which the Seller or Stockholder is required to indemnify the Buyer if and to the extent the Seller or Stockholder has not previously paid any such amount. In no event shall such right to set-off against the Escrow Amount be deemed to constitute a limitation on the liability of Seller or the Stockholders under the provisions of this Article 11.

         Section 11.4. NOTICE OF CLAIMS. If an indemnified party believes that it has suffered or incurred any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable Indemnity Period specified in Section 11.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any litigation, arbitration or other proceeding is instituted by a third party with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such legal action. In no event shall the failure to notify the indemnifying party under this Section relieve the indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party (including, without limitation, its ability to defend against such claim).

         Section 11.5. DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified party, any third party legal action or other claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; PROVIDED, HOWEVER, that if the indemnifying party shall fail to defend any such legal action or other claim, then the indemnified party may defend, through counsel of its own choosing, such legal action or other claim, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such legal action or other claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any such legal action or other claim without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, delayed or conditioned if the terms and conditions of such compromise or settlement proposed by the indemnifying party and agreed to in writing by the claimant in such legal action or other claim (the "Settlement Proposal") (a) include a full release of the indemnified party from the legal action or other claim which is the subject of the Settlement Proposal, and (b) if the indemnified party is a Buyer Indemnified Party, do not include any term or condition which would restrict in any material manner the continued ownership or operations of the Subject Assets or the conduct of the Business in substantially the manner previously owned, operated and conducted by Seller. No matter whether an indemnifying party defends or prosecutes any third party legal action or claim, the indemnified and indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third party legal action or claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

         Section 11.6. EXCLUSIVE REMEDY. Except for fraud, willful and intentional misrepresentation or willful and intentional breach of warranty, covenant or agreement, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to any party against any other party for any claim relating to this Agreement.

                                  ARTICLE 12.
                            MISCELLANEOUS PROVISIONS

         Section 12.1. COMMISSIONS. Each party represents and warrants that, except for Seller's engagement of Heritage Capital Group, Inc. and as disclosed pursuant to its representations and warranties, it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement. If either party has retained or been represented by a broker or finder in this transaction, such party shall be solely responsible to pay, and shall indemnify the other from any claims for, any fees or commissions of such person.

         Section 12.2. EXPENSES. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Except for any costs, fees and expenses associated with compliance with federal and state securities laws, which shall be the sole responsibility of Buyer, Buyer and Seller shall split equally all costs, fees and expenses associated with state, city, county, municipal and other regulatory filings, licenses and notices required in connection with this Agreement or the Closing, including, without limitation, any fees payable in connection with the HSR Act.

         Section 12.3. HEADINGS; SCHEDULES. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

         Section 12.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

         Section 12.5. RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

         Section 12.6. ASSIGNMENT. Except as provided in the following paragraph, the rights and obligations of the parties to this Agreement and any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

         Buyer shall have the right to assign to a wholly-owned subsidiary of Buyer its rights and obligations under this Agreement; provided that such assignment shall not release Buyer from its obligations hereunder, and Buyer shall remain fully liable for all of Buyer's obligations hereunder, including without limitation the payment of the entire Purchase Price (including indemnification obligations).

         Section 12.7. COMPLIANCE WITH BULK SALES LAW. Buyer and Seller hereby waive compliance by Seller with the bulk sales law, if any, and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and Stockholder shall jointly and severally indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (b) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

         Section 12.8. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt provided that a copy is delivered to the recipient by overnight private carrier), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

         To Seller or the Stockholder:

                  Suddath Van Lines, Inc.
                  815 South Main Street, 6th Floor
                  Jacksonville, Florida  32207
                  Attention:  Robert J. Price
                  Telecopier: (904) 390-7117

         With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

                  Smith Hulsey & Busey
                  225 Water Street, Suite 1800
                  Jacksonville, Florida  32202
                  Attention:  John R. Smith, Jr.
                  Telecopier: (904) 359-7708

         To Buyer:

                  Iron Mountain Records Management, Inc.
                  745 Atlantic Avenue, 10th Floor
                  Boston, Massachusetts  02111-2735
                  Attention:  John F. Kenny, Jr.
                  Telecopier:  (617) 350-7881

         With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

                  William J. Curry, Esq.
                  Sullivan & Worcester LLP
                  One Post Office Square
                  Boston, Massachusetts  02111-2735
                  Telecopier:  (617) 338-2880

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

         Section 12.9. APPLICABLE LAW; JURISDICTION AND REMEDIES. This Agreement shall take effect as a sealed instrument, and is governed by and shall be construed and enforced in accordance with the internal laws of the State of Florida (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction), except that matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement shall be governed by the jurisdiction under which such entity derives its powers. The parties hereto expressly consent and agree that any dispute, controversy, legal action or other proceeding that arises under, results from, concerns or relates to this Agreement shall be brought in the federal and state courts in and of the State of Florida and acknowledge that they will accept service of process by registered or certified mail or the equivalent directed to their last known address as determined by the other party in accordance with this Agreement or by whatever other means are permitted by such courts. The parties hereto hereby acknowledge that said courts have jurisdiction over any such dispute or controversy, and that they hereby waive any objection to personal jurisdiction or venue in these courts or that such courts are an inconvenient forum. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

         Section 12.10. ADDITIONAL INSTRUMENTS AND ASSISTANCE. Each party hereto shall at any time, and from time to time after the Closing Date, upon reasonable request of the other party or its counsel, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, at the expense of the requesting party, unless the requesting party is entitled to indemnification with respect to such matter.

         Section 12.11. SEVERABILITY. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

         Section 12.12. PRONOUNS AND TERMS. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

         Section 12.13. ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 12.14. CONSTRUCTION. The language in this Agreement will be deemed the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

                     [Signatures appear on following page.]

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

DATA STORAGE CENTER, INC.             IRON MOUNTAIN RECORDS
                                      MANAGEMENT, INC.

By: /s/ MICHAEL E. DEMONT             By: /s/ JOHN F. KENNY JR.
   --------------------------------      -----------------------------
        Michael E. Demont             Name:  John F. Kenny, Jr.
        Chief Executive Officer       Title:  EVP & CFO

DSC OF FLORIDA, INC.

By /s/ MICHAEL E. DEMONT
   --------------------------------
       Michael E. Demont
       Chief Executive Officer

DSC OF MASSACHUSETTS, INC.

By /s/ MICHAEL E. DEMONT
   --------------------------------
       Michael E. Demont
       Chief Executive Officer

SUDDATH VAN LINES, INC.

By /s/ BARRY S. VAUGHN
   --------------------------------
       Barry S. Vaughn
       Chief Operating Officer